As filed with the Securities and Exchange Commission on April 21, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

ENVIRONMENTAL POWER CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	75-3117389
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

120 White Plains Road, 6th Floor Tarrytown, New York	10591
(Address of Principal Executive Offices)	(Zip Code)

2006 Equity Incentive Plan

(Full Title of the Plan)

Richard E. Kessel

President and Chief Executive Officer

Environmental Power Corporation

120 White Plains Road, 6th Floor

Tarrytown, New York 10591

(Name and Address of Agent for Service)

(914) 631-1435

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Dennis Haines Vice President and General Counsel Environmental Power Corporation 120 White Plains Road, 6th Floor Tarrytown, New York 10591 (914) 631-1435	Scott Pueschel, P.C. Pierce Atwood LLP One New Hampshire Avenue, Suite 350 Portsmouth, New Hampshire 03801 (603) 433-6300

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common Stock, par value $0.01 per share	500,000	$4.12	$2,060,000	$81.00

(1)	Represents additional shares issuable pursuant to the 2006 Equity Incentive Plan. Of these shares, 210,000 shares of Common Stock registered hereby were originally registered on, and are being transferred from, those shares of Common Stock registered under the Registration Statement on Form S-8 filed with the Commission on May 19, 2006 (File No. 333-134284) in connection with the Company’s 2006 Director Option Plan. The aggregate registration fee paid for these shares was $181.78. Pursuant to Instruction E of Form S-8 and Interpretation 89 of Section G of the Manual of Publicly Available Telephone Interpretations, the registrant will file a post-effective amendment to the aforementioned Registration Statement reflecting the transfer of such shares described above and is applying the registration fees for such shares to the registration fee for this Registration Statement.
(2)	This Registration Statement shall be deemed to cover additional securities to be issued in connection with, or as a result of, stock splits, stock dividends or similar transactions.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, and based on 500,000 shares of Common Stock which may be granted under the 2006 Equity Incentive Plan at a maximum offering price of $4.12 per share, which is estimated based on the reported average of the high and low prices of Environmental Power Corporation’s Common Stock on The NASDAQ Capital Market on April 14, 2008.

EXPLANATORY NOTE AND STATEMENT OF INCORPORATION BY REFERENCE

This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 500,000 shares of the Registrant’s Common Stock to be issued pursuant to the Registrant’s 2006 Equity Incentive Plan, as amended (the “Plan”). In accordance with Section E of the General Instructions to Form S-8, the Registration Statement on Form S-8 previously filed with the Commission relating to the Plan on May 19, 2006 (File No. 333-134284) is incorporated herein by reference, except for Item 8, Exhibits, with respect to which the Exhibit Index immediately preceding the exhibits attached hereto is incorporated herein by reference. The total number of shares of the Registrant’s Common Stock which may be issued under the Plan is 800,000.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Tarrytown, New York on this 18th day of April, 2008.

ENVIRONMENTAL POWER CORPORATION

By:	/s/ Richard E. Kessel
Richard E. Kessel
President and Chief Executive Officer

We, the undersigned officers and directors of Environmental Power Corporation, hereby severally constitute and appoint Richard E. Kessel, Michael E. Thomas and Dennis Haines, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the amendment to the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Environmental Power Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Richard E. Kessel	President, Chief Executive Officer and Director (Principal Executive Officer)	April 18, 2008
Richard E. Kessel

/s/ Michael E. Thomas	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	April 18, 2008
Michael E. Thomas

/s/ Joseph E. Cresci	Chairman of the Board of Directors	April 18, 2008
Joseph E. Cresci

/s/ Kamlesh R. Tejwani	Vice Chairman of the Board of Directors	April 18, 2008
Kamlesh R. Tejwani

/s/ John R. Cooper	Director	April 18, 2008
John R. Cooper

/s/ Lon Hatamiya	Director	April 18, 2008
Lon Hatamiya

/s/ Steven Kessner	Director	April 18, 2008
Steven Kessner

/s/ Roger S. Ballentine	Director	April 18, 2008
Roger S. Ballentine

Director
Robert I. Weisberg

/s/ Roger S. Ballentine	Director	April 18, 2008
Roger S. Ballentine

INDEX TO EXHIBITS

Number	Description
4.1	Restated Certificate of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3.01 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, as filed with the SEC on November 14, 2007 (SEC File No. 001-32393)).

4.2	Certificate of Designations, Preferences and Rights of the Registrant’s Series A 9% Cumulative Convertible Preferred Stock (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated November 9, 2006, as filed with the SEC on November 14, 2006 (SEC File No. 001-32393)).

4.3	Second Amended and Restated Bylaws of the Registrant (Incorporated by reference to Exhibit 3.01 to the Registrant’s Current Report on Form 8-K dated December 12, 2007, as filed with the SEC on December 13, 2007 (SEC File No. 001-32393)).

5.1	Opinion of Pierce Atwood LLP, counsel to the Registrant

23.1	Consent of Vitale, Caturano & Co., Ltd.

23.2	Consent of Pierce Atwood LLP (included in Exhibit 5)

24	Power of attorney (included on the signature pages of this registration statement)